Exhibit 8.1

LIST OF SUBSIDIARIES AND ASSOCIATES

Australia	Mission NewEnergy LimitedHead Office Unit B9, 431 Roberts Rd, Subiaco, Western Australia, 6008, Australia.
Malaysia	Mission Biofuels Sdn Bhd No 5E Nadayu 28 Dagang Jalan PJS 11/7 Bandar Sunway 47500 Subang Jaya Selangor, Malaysia	M2 Capital Sdn Bhd No 5E Nadayu 28 Dagang Jalan PJS 11/7 Bandar Sunway 47500 Subang Jaya Selangor, Malaysia
FGV Green Energy Sdn Bhd Level 45, Menara Felda, Platinum Park No. 11, Persiaran KLCC 50088 Kuala Lumpur